Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini (212) 284-3049 Media: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES DELIVERS OUTSTANDING

FISCAL YEAR 2019 RESULTS

Fourth Quarter and Full Year Net Sales Increased 9%;

Up 12% in Constant Currency Before Impact of New Revenue Accounting Standard

Full Year Diluted EPS Increased to $4.82 and Adjusted Diluted EPS Rose 21% in Constant Currency Before Impact of New Revenue Accounting Standard

Strong Growth Expected in Fiscal 2020

New York, August 19, 2019 - The Estée Lauder Companies Inc. (NYSE: EL) today reported outstanding financial results for its fiscal year ended June 30, 2019. Net sales of $14.86 billion increased 9% from $13.68 billion in the prior year.  The Company posted net sales growth in its international business and nearly all product categories.  Excluding the negative impact of currency translation ($371 million, or 2%) and the adoption of the new revenue recognition accounting standard (“ASC 606”) ($49 million, or less than 1%), net sales increased 12%.

Net earnings rose to $1.79 billion from $1.11 billion last year.  Diluted net earnings per common share increased to $4.82 compared with $2.95 reported in the prior year.  Excluding the negative impact of currency translation, the benefit from the adoption of ASC 606 and other items detailed on page 3, adjusted diluted earnings per common share increased 21%.

Fabrizio Freda, President and Chief Executive Officer, said, “Fiscal 2019 was an outstanding year for our Company. We achieved strong net sales gains across our business, fueled by investments in our strategic priorities, including improved data analytics that helped power our innovation and digital marketing. Our winning strategy led to continued share gains in global prestige beauty.

“With savings from our Leading Beauty Forward initiative and cost discipline throughout the organization, we grew profit far ahead of our net sales growth, while also investing in our strategic priorities.

“Many engines drove our growth. They included: nearly every market in the Asia/Pacific region and many other important emerging markets around the world; our skin care category in every region; the travel retail and online channels globally; and compelling innovations and high-quality products, which drove strong repeat purchases. Globally, three of our four largest brands grew strongly as did many of our small and mid-sized brands. Our results were particularly impressive given macro volatility and challenges in several key markets demonstrating our successful strategy of multiple engines of growth and our agility to reallocate resources to the best opportunities.”

Mr. Freda added, “Importantly, this year’s results cap a remarkable decade of strategic and operating achievements. Since launching our current strategy in 2009, we have diversified and strengthened our Company, creating a solid foundation to continue our growth.

“We ended the year with a strong fourth quarter, driven largely by the same growth engines we had throughout the year.  Additionally, we saw modest improvement in our U.S. business despite a tough retail environment.

“Prestige beauty continues to be one of the most desirable consumer sectors. As the best diversified pure play in the industry, we are uniquely positioned to capture global share. In fiscal 2020, we plan to continue to invest in the most compelling opportunities, including those in emerging markets beyond China. We expect another year of strong net sales growth, margin improvement and a double-digit increase in earnings per share.”

Adjusted diluted earnings per common share excludes restructuring and other charges, changes in contingent consideration, the net gain on the liquidation of an investment in a foreign subsidiary, goodwill and other intangible asset impairments and provisional charges related to the Tax Cuts and Jobs Act (“TCJA”) which were finalized during fiscal 2019.  See details in the following table.

	Year Ended June 30, 2019				Year Ended June 30
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis(1)	Constant Currency	Reported Basis(1)	Constant Currency	2019	2018
As Reported Results	9%	11%	63%	70%	$4.82	$2.95
Restructuring and other charges					.51	.51
Contingent consideration					(.08)	(.09)
Gain on liquidation of an investment in a foreign subsidiary, net					(.15)	—
Goodwill and other intangible asset impairments					.23	—
Transition Tax resulting from the TCJA					(.03)	.94
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date					.02	.08
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA					.02	.12
Non-GAAP		11%		22%	5.34	$4.51
Impact of adoption of ASC 606		—%			(.04)
Non-GAAP, excluding impact of adoption of ASC 606		12%			5.29
Impact of foreign currency on earnings per share					.19
Non-GAAP, constant currency earnings per share, excluding the impact of adoption of ASC 606				21%	$5.48

(1) Represents GAAP

Amounts may not sum due to rounding.

Net sales and operating income in the Company’s product categories and regions were impacted by a stronger U.S. dollar in relation to most currencies, as well as the adoption of ASC 606. The discussion of the Company’s net sales and operating results is based on specific markets in commercially concentrated locations, which may include separate discussions on territories within a country.

Results by Product Category

	Year Ended June 30
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
Skin Care	$6,551	$5,595	17%	20%	21%	$1,925	$1,514	27%
Makeup	5,860	5,633	4	7	7	438	549	(20)
Fragrance	1,802	1,826	(1)	1	2	140	176	(20)
Hair Care	584	570	2	4	4	39	64	(39)
Other	69	67	3	4	—	12	9	33
Subtotal	14,866	13,691	9	11	12	2,554	2,312	10
Returns/charges associated with restructuring and other activities	(3)	(8)				(241)	(257)
Total	$14,863	$13,683	9%	11%	12%	$2,313	$2,055	13%

Total reported operating income was $2.31 billion, a 13% increase from $2.06 billion in the prior year.  Operating income increased 18% excluding (1) the adoption of ASC 606 that increased operating income by $21 million, (2) restructuring and other charges and adjustments of $204 million compared to $214 million in the prior-year period, (3) goodwill and other intangible asset impairments related to Smashbox of $90 million and (4) the unfavorable impact of currency translation of $89 million.  The improvement in operating income largely reflected higher net sales and disciplined expense management throughout the business.

Skin Care

•                  The adoption of ASC 606 decreased reported net sales growth by $48 million, or 1%, and decreased operating income by $2 million.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 21%.

•                  Skin care net sales grew across most regions, led by Estée Lauder and La Mer.  Clinique’s skin care net sales also grew globally in constant currency.

•                  The Estée Lauder brand delivered double-digit net sales growth in all regions and nearly all channels of distribution. The increase reflected continued strength in certain of its core product franchises, including Advanced Night Repair, Perfectionist, Nutritious, Micro Essence and Revitalizing Supreme supported by successful innovations, such as Advanced Night Repair Eye Supercharged Complex.

•                  Double-digit growth from La Mer was also broad-based, with net sales increasing across all regions and channels, driven by hero products, including Crème de la Mer, The Concentrate and The Treatment Lotion. Targeted expanded consumer reach also contributed to growth.

•                  Operating income increased sharply, reflecting higher net sales with greater expense leverage, primarily from Estée Lauder and La Mer.

Makeup

•                  The adoption of ASC 606 increased reported net sales growth by $10 million and increased operating income by $18 million.

•                  Net sales growth in makeup was primarily driven by higher net sales from Estée Lauder, M•A•C, Tom Ford Beauty and La Mer.  Too Faced also contributed to the growth.  These increases were partially offset by lower net sales from Clinique and Smashbox.

•                  Estée Lauder generated strong net sales growth, driven largely by success from its Double Wear franchise and the Pure Color line of products.

•                  M•A•C’s net sales increase was led by double-digit growth from Greater China, Japan and the Middle East, as well as travel retail.

•                  Net sales from Tom Ford Beauty increased double-digits, primarily driven by its lip color and eye shadow products in Asia/Pacific and the travel retail channel, as well as targeted expanded consumer reach, including the brand’s highly successful launch on Tmall.  Emerging market growth outpaced the total brand growth, driven by China, Israel, India and Singapore.

•                  La Mer’s strong double-digit growth across international markets was largely driven by the recent launch of The Luminous Lifting Cushion Foundation as well as targeted expanded consumer reach.

•                  Makeup operating income declined, reflecting lower results across several brands, due to planned investments to support new and existing products, as well as lower results from Smashbox driven by the decline in net sales and $90 million of goodwill and other intangible asset impairments.  This decrease was partially offset by higher results from Estée Lauder, primarily due to higher net sales with greater expense leverage.

Fragrance

•                  The adoption of ASC 606 decreased reported net sales growth by $14 million, or 1%, and increased operating income by $2 million.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 2%.

•                  Excluding the unfavorable foreign currency translation impact of approximately $50 million, net sales increased, reflecting growth from luxury fragrances, including Jo Malone London, Tom Ford Beauty, Le Labo and By Kilian. These increases were mostly offset by lower net sales from certain designer fragrances and Estée Lauder.

•                  Jo Malone London’s net sales increase primarily reflected growth in colognes and expanded targeted consumer reach in Asia/Pacific, including the brand’s launch on Tmall.

•                  Increased net sales from Tom Ford Beauty reflected strong growth from Private Blend fragrances Soleil Blanc and Oud Wood, as well as expanded targeted consumer reach.

•                  Le Labo and By Kilian net sales increased, primarily due to expanded targeted consumer reach and new product launches.

•                  Fragrance operating income declined, primarily driven by investments in advertising and promotional activities and store operations to support targeted expanded consumer reach, as well as lower net sales from certain designer fragrances.

Hair Care

•                  Hair care net sales increased, primarily reflecting higher sales from Aveda, particularly online, driven by the launch of Cherry Almond Softening Shampoo and Conditioner and the continued success of certain hero franchises, such as the Rosemary Mint and Shampure product lines. The increase was partially offset by lower net sales from Bumble and bumble, primarily in the North America salon and specialty-multi channels.

•                  Hair care operating income declined, reflecting planned strategic advertising investments on hero franchises, as well as social media and digital outreach at Aveda and lower net sales from Bumble and bumble.

Results by Geographic Region

	Year Ended June 30
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
The Americas	$4,741	$5,015	(5)%	(5)%	(4)%	$(194)	$211	>(100)%
Europe, the Middle East & Africa	6,452	5,634	15	18	18	2,019	1,526	32
Asia/Pacific	3,673	3,042	21	25	25	729	575	27
Subtotal	14,866	13,691	9	11	12	2,554	2,312	10
Returns/charges associated with restructuring and other activities	(3)	(8)				(241)	(257)
Total	$14,863	$13,683	9%	11%	12%	$2,313	$2,055	13%

The Americas

•                  The adoption of ASC 606 decreased reported net sales growth by $61 million, or 1%, and increased operating income by $24 million.  Adjusting for the impact of ASC 606, total net sales in constant currency declined 4%.

•                  Bon-Ton stores contributed $64 million in net sales in the prior year compared with no net sales in fiscal 2019.

•                  Despite challenges in brick-and-mortar stores in North America, net sales online continued to grow across brand.com and retailer.com and the Company continued to diversify into faster-growing channels.

•                  Net sales in Latin America declined slightly in constant currency. Net sales growth in Brazil, Colombia and Peru was more than offset by declines in the other markets.

•                 Operating income in The Americas declined, primarily reflecting lower net sales, the goodwill and other intangible asset impairments related to Smashbox, and strategic investments in technology and capabilities in select corporate functions, partially offset by disciplined expense management.

Europe, the Middle East & Africa

•                  The adoption of ASC 606 increased reported net sales growth by $16 million and increased operating income by $8 million.  The unfavorable impact of foreign currency translation reduced reported net sales growth by 3%.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 18%.

•                  The Company generated strong net sales growth in the region, both on a reported basis and in constant currency, primarily due to strong net sales growth from the travel retail channel, online and most emerging markets in the region.  Net sales in the Middle East, including Turkey, as well as in Russia and India grew double-digits in constant currency.  This growth was partially offset by lower net sales in certain Western European markets, primarily Benelux, as well as in the United Kingdom.

•                  Net sales growth from the Company’s travel retail channel was broad-based, with many of the top-10 brands in the channel growing double-digits, led by Estée Lauder, La Mer, M•A•C, Tom Ford Beauty and Origins.  Growth also reflected the increase in international passenger traffic, improved conversion and strategic investments to support both new and existing products.  In addition, successful innovation and expanded targeted consumer reach also contributed to growth.

•                  Net sales performance in the United Kingdom reflected reduced consumer confidence ahead of Brexit and lower traffic across brick-and-mortar stores, including from department store closures, partially offset by higher online net sales.

•                  Operating income increased, primarily due to strong double-digit growth from the travel retail channel and emerging markets.

Asia/Pacific

•                  The adoption of ASC 606 decreased reported net sales growth by $4 million and decreased operating income by $11 million.  The unfavorable impact of foreign currency translation reduced reported net sales by 4%.  Adjusting for the impact of ASC 606, total net sales in constant currency increased 25%.

•                  The Company delivered strong double-digit net sales increases, both on a reported basis and in constant currency.  The growth was broad-based, with all markets in the region growing and more than half up double digits in constant currency.

•                  China, Hong Kong and the emerging markets in Southeast Asia continued to deliver excellent net sales growth, and Japan and Korea were also strong contributors.

•                  The Company generated double-digit net sales growth in every product category and major channel.

•                  Operating income increased, primarily due to higher net sales.

Cash Flows from Operating Activities

•                  For the twelve months ended June 30, 2019, net cash flows provided by operating activities were $2.52 billion, compared with $2.56 billion in the prior year.

•                  The decline primarily reflected higher cash paid for taxes, higher international inventory levels to support growth, and timing of payables and receivables that was mostly offset by an increase in earnings before taxes.

Fourth Quarter Results

•                  For the three months ended June 30, 2019, the Company reported net sales of $3.59 billion, a 9% increase compared with $3.30 billion in the prior-year period.

•                  Results in the fourth quarter were driven largely by the same growth drivers as the full year, including China and most other emerging markets as well as continued strength at the Company’s travel retail and online channels.  Net sales in the United States improved despite a tough retail environment.  Most brands grew globally.

•                  Net earnings were $157 million, and diluted earnings per share was $.43.  In the prior-year quarter, the Company reported net earnings of $186 million and diluted earnings per share of $.49.

•                  Adjusting for restructuring and other charges and adjustments, and excluding the impact of currency translation and the adoption of ASC 606 as detailed in the table on page 15, net sales increased 12% and diluted earnings per share rose 15%.

Outlook for Fiscal 2020 First Quarter and Full Year

The Company continues to see strong consumer demand for its high-quality products and for the fiscal year expects to grow ahead of the industry and to continue building global share.  The Company expects global prestige beauty to grow approximately 6-7% during the fiscal year, assuming no additional geopolitical risk materializes.  However, the Company is mindful of risks related to social, economic and political issues, including geopolitical tensions, regulatory matters, global security issues, currency volatility and economic challenges that could affect consumer spending in certain countries and travel corridors.

Given this environment, the Company has reflected the following risks in its outlook:

•                  Continued softness of brick & mortar retail in the United States and United Kingdom impacting overall prestige beauty growth, especially in the makeup category.

•                  Costs associated with the anticipated Brexit in the United Kingdom.

•                  Escalation of trade tensions between the U.S. and China, increase of tariffs in China and the gradual moderation of net sales growth in China and travel retail from recent levels.  The Company has not experienced this moderation to date and continues to be optimistic about the strength of long-term growth in those areas.

•                  Protests in key shopping areas in Hong Kong.

In addition, there will be no adjustments relating to ASC 606 as fiscal 2020 will be under the same basis of revenue recognition accounting as fiscal 2019.

First Quarter Fiscal 2020

Sales Outlook

•                  Reported net sales are forecasted to increase between 9% and 10% versus the prior-year period, which includes a negligible impact from currency translation.

Earnings per Share Outlook

•                  Reported diluted net earnings per common share are projected to be between $1.48 and $1.52.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $1.56 and $1.59.

•                  Currency exchange rates are volatile and uncertain.  Using the June 28, 2019 spot rate for the first quarter of fiscal 2020, the benefit from currency translation equates to about $.01 of diluted earnings per common share.

•                  On a constant currency basis, before restructuring and other charges and adjustments, diluted earnings per common share are expected to increase between 10% and 12%.

Full Year Fiscal 2020

Sales Outlook

•                  Reported net sales are forecasted to increase between 7% and 8% versus the prior-year period, which includes a negligible impact from currency translation.  This is at the high-end of the Company’s long-term growth goal of 6% to 8%.  As part of this, the Company aims to stabilize the North America business despite the currently tough retail environment.

Earnings per Share Outlook

•                  Reported diluted net earnings per common share are projected to be between $5.62 and $5.74.  Excluding restructuring and other charges and adjustments, diluted net earnings per common share are projected to be between $5.90 and $5.98.

•                  Currency exchange rates are volatile and uncertain.  Using the June 28, 2019 spot rate for fiscal 2020, the benefit from currency translation equates to about $.05 of diluted earnings per common share.

•                  On a constant currency basis, before restructuring and other charges and adjustments, diluted earnings per common share are expected to increase between 9% and 11%.

•                  For the full fiscal year, the Company expects the global effective tax rate to be approximately 23%, before charges associated with the restructuring and other charges and adjustments.

Reconciliation between GAAP and non-GAAP

	Three Months Ending September 30, 2019 (F)						Three Months September 30
	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2019 (F)		2018
Forecast / actual results including restructuring and other charges and adjustments	9%-10%	(1)	9%-10%	10%-13%	(1)	10%-13%	$1.48-$1.52	(1)	$1.34 (1)
Non-GAAP
Restructuring and other charges							.07 - .08		.10
Contingent Consideration							—		(.02)
TCJA Impacts							—		(.01)
Non-GAAP				11%-13%			$1.56-$1.59		$1.41
Impact of foreign currency on earnings per share							(.01)
Forecasted constant currency net sales growth and earnings per share			9%-10%			10%-12%	$1.55-$1.58

	Year Ending June 30, 2020 (F)						Twelve Months June 30
	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2020 (F)		2019
Forecast / actual results including restructuring and other charges and adjustments	7%-8%	(1)	7%-8%	17%-19%	(1)	16%-18%	$5.62-$5.74	(1)	$4.82 (1)
Non-GAAP
Restructuring and other charges							.24 - .28		.51
Contingent Consideration							—		(.08)
Gain on liquidation of an investment in a foreign subsidiary, net							—		(.15)
Intangible Asset Impairments							—		.23
TCJA Impacts							—		.01
Non-GAAP				10%-12%			$5.90-$5.98		$5.34
Impact of foreign currency on earnings per share							(.05)
Forecasted constant currency net sales growth and earnings per share			7%-8%			9%-11%	$5.85-$5.93

(1) Represents GAAP

(F) Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 19, 2019 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 9999544).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release, in particular those in “Outlook for Fiscal 2020 First Quarter and Full Year,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results.  These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; $ in millions, except per share data	Three Months Ended June 30		Percent	Year Ended June 30		Percent
and percentages)	2019	2018	Change	2019	2018	Change

Net Sales (A)	$3,590	$3,295	9%	$14,863	$13,683	9%
Cost of sales (A)	835	697	20%	3,387	2,844	19%
Gross Profit	2,755	2,598	6%	11,476	10,839	6%
Gross Margin	76.7%	78.8%		77.2%	79.2%
Operating expenses:
Selling, general and administrative (B)	2,422	2,287	6%	8,857	8,553	4%
Restructuring and other charges (A)	117	33	>100%	216	231	(6)%
Goodwill impairment (C)	—	—	—%	68	—	100%
Impairment of other intangible assets (C)	—	—	—%	22	—	100%
	2,539	2,320	9%	9,163	8,784	4%
Operating Expense Margin	70.7%	70.4%		61.6%	64.2%
Operating Income	216	278	(22)%	2,313	2,055	13%
Operating Income Margin	6.0%	8.4%		15.6%	15.0%
Interest expense	32	32	—%	133	128	4%
Interest income and investment income, net	16	16	—%	58	56	4%
Other components of net periodic benefit cost	1	1	—%	2	3	(33)%
Other income, net (D)	—	—	—%	71	—	100%
Earnings before Income Taxes	199	261	(24)%	2,307	1,980	17%
Provision for income taxes (E)	41	73	(44)%	513	863	(41)%
Net Earnings	158	188	(16)%	1,794	1,117	61%
Net earnings attributable to noncontrolling interests	(1)	(2)	(50)%	(9)	(9)	—%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$157	$186	(16)%	$1,785	$1,108	61%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.43	$.51	(14)%	$4.91	$3.01	63%
Diluted	.43	.49	(14)%	4.82	2.95	63%

Weighted average common shares outstanding:
Basic	361.8	367.2		363.5	368.0
Diluted	369.1	375.8		370.4	375.7

(A) In May 2016, we announced a multi-year initiative (“Leading Beauty Forward,” or the “Program”) to build on our strengths and better leverage our cost structure to free resources for investment to continue our growth momentum.  Leading Beauty Forward is designed to enhance our go-to-market capabilities, reinforce our leadership in global prestige beauty and continue creating sustainable value.  As of June 30, 2019, we concluded the approvals of all major initiatives under Leading Beauty Forward related to the optimization of select corporate functions, supply chain activities, and corporate and regional market support structures, as well as the exit of underperforming businesses, and expect to substantially complete those initiatives through fiscal 2021.  We previously estimated that Leading Beauty Forward would result in related restructuring and other charges totaling between $900 million and $950 million, before taxes.  After concluding the final approvals and reviewing the progress of previously approved initiatives under Leading Beauty Forward that are being implemented, we have revised our estimates for cost approvals under the Program.  Inclusive of approvals from inception through June 30, 2019, we now estimate that Leading Beauty Forward may result in related restructuring and other charges totaling between $950 million and $990 million, before taxes, consisting of employee-related costs, asset write-offs and other costs to implement these initiatives.  As many of our previously approved Leading Beauty Forward initiatives are progressing through their implementation stages, we are revising our previous estimate of annual net benefits of between $350 million and $450 million, before taxes.  After its full implementation, we now expect Leading Beauty Forward to yield annual net benefits, primarily in Selling, general and administrative expenses and, to a lesser extent, Cost of sales, of between $425 million and $475 million, before taxes.  These savings can be used to improve margin, mitigate risk and invest in future growth initiatives.

(B) The Company recorded $19 million and $37 million of income within Selling, general and administrative expenses for the three and twelve months ended June 30, 2019, respectively to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions. During the three and twelve months ended June 30, 2018, the Company recorded income of $37 million and $43 million, respectively.

(C) The Company recorded $90 million of goodwill and other intangible asset impairments with an impact of $.23 per common share for the twelve months ended June 30, 2019 related to its Smashbox reporting unit. During 2019, Smashbox made revisions to its internal forecasts reflecting the slowdown of its makeup business driven by ongoing competitive activity and lower than expected growth in key retail channels for the brand.

(D) The Tax Cuts and Jobs Act (the “TCJA”), which was enacted on December 22, 2017, presented us with opportunities to manage cash and investments more efficiently on a global basis.  Accordingly, during the third quarter of fiscal 2019, as part of the assessment of those opportunities, we sold our available-for-sale securities, which liquidated our investment in the foreign subsidiary that owned those securities.  As a result, we recorded a realized net gain on liquidation of our investment in a foreign subsidiary of $71 million ($57 million after tax), for a net impact of $.15 per common share.

(E) During the twelve months ended June 30, 2019, the Company recorded a net charge of $5 million equal to $.01 per common share to reflect the finalization of the TCJA provisional charges recorded in fiscal 2018. For the twelve months ended June 30, 2018, the Company recorded provisional charges resulting from the enactment of the TCJA totaling $427 million, equal to $1.14 per common share.

Reconciliation between GAAP and Non-GAAP

	Three Months Ended June 30, 2019				Three Months Ended June 30
	Net Sales Growth		Diluted EPS Growth		Diluted Earnings Per Share
(Unaudited)	Reported Basis(1)	Constant Currency	Reported Basis(1)	Constant Currency	2019	2018
As Reported Results	9%	11%	(14)%	(11)%	$.43	$.49
Restructuring and other charges					.25	.10
Contingent consideration					(.04)	(.08)
Transition Tax resulting from the TCJA					—	.05
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date					—	(.03)
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA					—	.07
Non-GAAP		11%		8%	$.64	$.61
Impact of adoption of ASC 606		1%			.04
Non-GAAP, excluding impact of adoption of ASC 606		12%			.68
Impact of foreign currency on earnings per share					.02
Non-GAAP, constant currency earnings per share, excluding the impact of adoption of ASC 606				15%	$.70

(1) Represents GAAP

Amounts may not sum due to rounding.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
	Three Months Ended June 30, 2019
Leading Beauty Forward	$1	$6	$102	$15	$124	$95	$.25
Contingent consideration				(19)	(19)	(16)	(.04)
Total	$1	$6	$102	$(4)	$105	$79	$.21

	Year Ended June 30, 2019
Leading Beauty Forward	$3	$22	$133	$83	$241	$190	$.51
Contingent consideration				(37)	(37)	(31)	(.08)
Gain on liquidation of an investment in a foreign subsidiary, net				(71)	(71)	(57)	(.15)
Goodwill and other intangible asset impairments				90	90	85.23
Transition Tax resulting from the TCJA						(12)	(.03)
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						8.02
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						9.02
Total	$3	$22	$133	$65	$223	$192	$.52

			Operating Expenses
(Unaudited; $ in millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges/ Adjustments	Total	After Tax	Diluted Earnings Per Share
	Three Months Ended June 30, 2018
Leading Beauty Forward	$8	$9	$2	$31	$50	$37	$.10
Contingent consideration				(37)	(37)	(29)	(.08)
Transition Tax resulting from the TCJA						19.05
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						(12)	(.03)
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						28.07
Total	$8	$9	$2	$(6)	$13	$43	$.11

	Year Ended June 30, 2018
Leading Beauty Forward	$8	$18	$127	$104	$257	$193	$.51
Contingent consideration				(43)	(43)	(33)	(.09)
Transition Tax resulting from the TCJA						351.94
Remeasurement of U.S. net deferred tax assets as of the TCJA enactment date						30.08
Net deferred tax liability related to foreign withholding taxes on certain foreign earnings resulting from the TCJA						46.12
Total	$8	$18	$127	$61	$214	$587	$1.56

Results by Product Category

	Three Months Ended June 30
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
Skin Care	$1,589	$1,379	15%	18%	19%	$301	$293	3%
Makeup	1,433	1,358	6	8	8	40	35	14
Fragrance	401	403	—	2	3	(16)	(19)	16
Hair Care	151	151	—	1	1	12	19	(37)
Other	17	12	42	42	42	3	—	—
Subtotal	3,591	3,303	9	11	12	340	328	4
Returns/charges associated with restructuring and other activities	(1)	(8)				(124)	(50)
Total	$3,590	$3,295	9%	11%	12%	$216	$278	(22)%

Results by Geographic Region

	Three Months Ended June 30
	Net Sales		Percent Change			Operating Income (Loss)		Percent Change
(Unaudited; $ in millions)	2019	2018	Reported Basis	Constant Currency	Constant Currency, excl ASC 606	2019	2018	Reported Basis
The Americas	$1,132	$1,197	(5)%	(5)%	(4)%	$(137)	$(20)	>(100)%
Europe, the Middle East & Africa	1,627	1,398	16	19	20	439	330	33
Asia/Pacific	832	708	18	23	23	38	18	>100
Subtotal	3,591	3,303	9	11	12	340	328	4
Returns/charges associated with restructuring and other activities	(1)	(8)				(124)	(50)
Total	$3,590	$3,295	9%	11%	12%	$216	$278	(22)%

Net sales and operating income in the Company’s product categories and regions for the three months ended June 30, 2019 were unfavorably impacted by a stronger U.S. dollar in relation to most currencies and by the adoption of ASC 606.  Total reported operating income was $216 million, a 22% decrease from $278 million in the prior year quarter.  Operating income increased 20% excluding (1) the adoption of ASC 606 that decreased operating income by $20 million, (2) restructuring and other charges and adjustments of $105 million compared to $13 million in the prior-year period, and (3) the unfavorable impact of currency translation of $8 million.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, goodwill and other intangible asset impairments, the net gain on liquidation of our investment in a foreign subsidiary, the changes in the fair value of contingent consideration and charges associated with the TCJA.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.  Beginning in fiscal 2019, the Company adopted a new accounting standard related to hedging that resulted in gains/losses on its foreign currency cash flow hedging activities to now be reflected in Net Sales, where in prior periods they were reflected in Cost of sales and Selling, general and administrative expenses.  To better assess its performance in a constant currency environment, beginning in fiscal 2019 the Company is excluding the impact of these hedging activities in its constant currency calculations.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Three Months Ended June 30, 2019							Three Months Ended June 30, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency- Adjusted
Net Sales	$3,590	$1	$3,591	$21	$3,612	$83	$3,695	$3,295	$8	$3,303	9%	12%
Cost of sales	835	(6)	829	(81)	748	20	768	697	(9)	688
Gross Profit	2,755	7	2,762	102	2,864	63	2,927	2,598	17	2,615	6%	12%
Gross Margin	76.7%		76.9%		79.3%		79.2%	78.8%		79.2%

Operating expenses	2,539	(98)	2,441	82	2,523	55	2,578	2,320	4	2,324	5%	11%
Operating Expense Margin	70.7%		68.0%		69.9%		69.8%	70.4%		70.4%
Operating Income	216	105	321	20	341	8	349	278	13	291	10%	20%
Operating Income Margin	6.0%		8.9%		9.4%		9.4%	8.4%		8.8%

Provision for income taxes	41	27	68	4	72	(1)	71	73	(30)	43	58%	65%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$157	$78	$235	$16	$251	$8	$259	$186	$43	$229	3%	13%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$.43	$.21	$.64	$.04	$.68	$.02	$.70	$.49	$.12	$.61	5%	15%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments

	Year Ended June 30, 2019							Year Ended June 30, 2018
(Unaudited; $ in millions, except per share data and percentages)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of adoption of ASC 606	Non-GAAP, excluding impact of adoption of ASC 606	Impact of foreign currency translation	Non-GAAP, Constant Currency- Adjusted	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	% Change Non-GAAP	% Change Non-GAAP, Constant Currency- Adjusted
Net Sales	$14,863	$3	$14,866	$49	$14,915	$371	$15,286	$13,683	$8	$13,691	9%	12%
Cost of sales	3,387	(22)	3,365	(300)	3,065	87	3,152	2,844	(18)	2,826
Gross Profit	11,476	25	11,501	349	11,850	284	12,134	10,839	26	10,865	6%	12%
Gross Margin	77.2%		77.4%		79.5%		79.4%	79.2%		79.4%

Operating expenses	9,163	(269)	8,894	370	9,264	195	9,459	8,784	(188)	8,596	3%	10%
Operating Expense Margin	61.6%		59.8%		62.1%		61.9%	64.2%		62.8%
Operating Income	2,313	294	2,607	(21)	2,586	89	2,675	2,055	214	2,269	15%	18%
Operating Income Margin	15.6%		17.5%		17.3%		17.5%	15.0%		16.6%

Other income, net	71	(71)	—	—	—	—	—	—	—	—	—	—
Provision for income taxes	513	31	544	(5)	539	20	559	863	(373)	490	11%	14%
Net Earnings Attributable to The Estée Lauder Companies Inc.	$1,785	$192	$1,977	$(16)	$1,961	$69	$2,030	$1,108	$587	$1,695	17%	20%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	$4.82	$.52	$5.34	$(.04)	$5.29	$.19	$5.48	$2.95	$1.56	$4.51	18%	21%

Amounts may not sum due to rounding.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; $ in millions)	June 30 2019	June 30 2018
ASSETS
Current Assets
Cash and cash equivalents	$2,987	$2,181
Short-term investments	—	534
Accounts receivable, net	1,831	1,487
Inventory and promotional merchandise, net	2,006	1,618
Prepaid expenses and other current assets	388	348
Total Current Assets	7,212	6,168
Property, Plant and Equipment, net	2,068	1,823
Other Assets	3,876	4,576
Total Assets	$13,156	$12,567

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$516	$183
Accounts payable	1,490	1,182
Other accrued liabilities	2,599	1,945
Total Current Liabilities	4,605	3,310
Noncurrent Liabilities
Long-term debt	2,896	3,361
Other noncurrent liabilities	1,244	1,186
Total Noncurrent Liabilities	4,140	4,547
Total Equity	4,411	4,710
Total Liabilities and Equity	$13,156	$12,567

The following table details the impacts of ASC 606 on the Company’s Consolidated Balance Sheet as of June 30, 2019.

CONSOLIDATED BALANCE SHEET IMPACT FROM ASC 606

(Unaudited; $ in millions)	As Reported	Adjustments	Prior to the Adoption of ASC 606
Accounts receivable, net	$1,831	$(202)	$1,629
Inventory and promotional merchandise, net	2,006	(21)	1,985
Other Assets	628	(65)	563
Total Assets	$13,156	$(288)	$12,868

Other accrued liabilities	2,599	(452)	2,147
Other noncurrent liabilities	1,244	(47)	1,197
Total Liabilities	$8,745	$(499)	$8,246

Total Equity	$4,411	$211	$4,622

SELECT CASH FLOW DATA

	Year Ended
	June 30
(Unaudited; $ in millions)	2019	2018
Cash Flows from Operating Activities
Net earnings	$1,794	$1,117
Depreciation and amortization	557	531
Deferred income taxes	(66)	175
Other items	234	175
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(169)	(105)
Increase in inventory and promotional merchandise, net	(375)	(147)
Increase in other assets, net	(62)	1
Increase in accounts payable and other liabilities	604	815
Net cash flows provided by (used for) operating activities	$2,517	$2,562

Other Investing and Financing Sources/(Uses):
Capital expenditures	$(744)	$(629)
Proceeds of investments, net	1,215	271
Payments to acquire treasury stock	(1,555)	(759)
Dividends paid	(609)	(546)
Repayments of current debt, net	(171)	(8)

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